Exhibit 99.1

NEWS RELEASE

August 8, 2018, Toronto.

Target Group Inc. (CBDY) announces the Completion of Acquisition of all outstanding shares of Visava Inc.

Effective August 2, 2018, Target Group Inc. completed the acquisition of all of the issued and outstanding common stock of Visava Inc.(“Visava”) .. Pursuant to the Agreement and Plan of Share Exchange dated June 27, 2018, the Company will issue 25,500,000 shares of its common stock to the Visava shareholders, plus warrants to purchase up to an additional 25,000,000 shares of the Company’s common stock at $0.10 per share for a period of two year from the date of closing. Visava is an Ontario, Canada corporation, will continue to operate as a wholly-owned subsidiary of the Company.

As previously announced, Visava owns 100% of Canary Rx Inc., which is a Canadian corporation that is a late stage ACMPR applicant with Health Canada. Canary Rx Inc., holds a leasehold interest in a 44,000 sq. ft. parcel of property located in Ontario’s Norfolk County for the production of approximately 3,600,000 gr. of cannabis per year. On June 27, 2018, Canary Rx Inc. received a letter of readiness from Health Canada and will finish the buildout of the 44,000 sq. ft. facility within the next 90-120 days.

Canada’s recreational cannabis market is estimated by Deloitte at being worth up to $22.6 billion annually in total market turnover, more than beer, wine and spirit sales combined. Canada is the largest developed nation with federally legalized cannabis industry. Health Canada’s data shows that, on average, current production is only meeting 26% of potential medical market demand. Canary is currently positioning itself as a premium cannabis lifestyle brand, with a focus on producing premium, unique & curated cannabis products.

About Target Group, Inc.

Target Group, Inc. is a diversified and vertically integrated progressive company with focus on both national and international presence. The Company operates a wholly-owned late stage Canadian licensed producer regulated under Health Canada's Access to Cannabis for Medical Purposes Regulations (ACMPR):  Canary RX, which operates a 44,000 square foot facility located in Norfolk County, Ontario.  The Company has begun structuring multiple international production and distribution platforms and intends to continue rapidly expanding its global footprint as it focuses on building an iconic brand portfolio whose focus aims at developing cutting edge Intellectual Property among the medical and recreational cannabis markets.  Target Group is committed to building industry-leading companies that transform the perception of cannabis and responsibly elevate the overall consumer experience.

Forward-Looking Statements Disclaimer: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by the following words: "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "ongoing," "plan," "potential," "predict," "project," "should," "will," "would," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This press release should be considered in light of all filings of the Company that are contained in the Edgar Archives of the Securities and Exchange Commission at www.sec.gov.

CEO Rubin Schindermann mob. 647-927-4644

Target Group Inc.

55 Administration Road, Unit 8, Vaughan, Ontario, Canada L4K-4G9.